UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2025

GridAI Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below under Item 5.02 of this Current Report on Form 8-K relating to the Consulting Agreement is hereby incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2025, GridAI Technologies Corp. (the “Company”) had appointed Mr. Jason D. Sawyer as Interim Chief Executive Officer of the Company. Subsequently, as previously disclosed on the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2025, the Company entered into a consulting agreement on September 8, 2025 in connection with Mr. Sawyer’s role as interim Interim Chief Executive Officer of the Company.

Subsequently, the Board of Directors of the Company approved the appointment of Mr. Sawyer to serve as the Company’s Chief Executive Officer, transitioning him from his prior role as Interim Chief Executive Officer. In connection with this appointment, on December 19, 2025, the Company entered into an Amended and Restated Consulting Agreement (the “Consulting Agreement”) with Access Alternative Group S.A. (the “Consultant”) for services, including for Mr. Sawyer to perform duties as chief executive officer to the Company. The Consulting Agreement amends and restates the prior consulting agreement between the parties dated September 8, 2025.

The Consulting Agreement has an initial two-year term commencing on December 19, 2025, and is renewable on a yearly basis at the Company’s discretion. The Consultant may terminate the Consulting Agreement upon not less than 30 days’ prior notice, and the Company may terminate the Consulting Agreement upon 10 business days’ prior notice. If the Consulting Agreement is terminated for any reason other than for “Cause” (as defined in the Consulting Agreement) before the end of the initial two-year term (or any renewal term), the Consultant is entitled to pro-rated cash severance equal to the remaining base compensation and the quarterly fee related to compliance with compliance with the Nasdaq rules and listing requirements for the unexpired portion of such term. The Consulting Agreement also provides that the Company will defend and indemnify Mr. Sawyer in his capacity as Chief Executive Officer to the fullest extent permitted under the Delaware General Corporation Law and maintain directors’ and officers’ liability insurance, subject to the terms set forth in the Consulting Agreement.

Pursuant to the Consulting Agreement, the Consultant is entitled to (i) base compensation of $25,000 per month, retroactive to October 1, 2025, (ii) a quarterly fee of $20,000 per quarter for each quarter that the Company remains in compliance with Nasdaq rules and listing requirements with the first of such quarterly payments beginning on January 1, 2026 (if applicable), and (iii) a one-time payment of $150,000 and 400,000 shares issuable under the Company’s equity incentive plan, payable upon shareholder approval of the Company’s acquisition of Grid AI Corp. The Consulting Agreement further provides for equity compensation in the form of restricted stock units covering 1,000,000 shares of the Company’s common stock, with 25% vesting at the end of each calendar quarter of 2026 upon successful execution of the Company’s quarterly objectives and tasks, and with immediate vesting upon the earlier of: (a) termination without Cause, (b) a Change in Control (as defined in the Consulting Agreement), or (c) the time more than 50% of the Company’s Series H preferred stock has been converted into shares of common stock of the Company.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which will be filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Consulting Agreement dated December 19, 2025 between Company and Access Alternative Group S.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GridAI Technologies Corp.

December 23, 2025	By:	/s/ Jason D. Sawyer
	Name:	Jason D. Sawyer
	Title:	Chief Executive Officer